EXHIBIT 7.2

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

        The following unaudited pro forma financial statements give effect to the November 1997 acquisition by the Company of Bolt Manufacturing Co., Inc. doing business as WALKER BOLT Manufacturing Co. ("WALKER") in a transaction accounted for as a purchase. The allocation of purchase price is based on preliminary information currently available and will be revised as necessary. The estimated purchase price adjustments are subject to completion of asset appraisals, the final determination of certain tax liabilities, differences between the estimated and actual costs of professional fees and adjustments to certain other accruals.

        The unaudited pro forma condensed consolidated balance sheet is based on the September 30, 1997 balance sheets of the Company included in the Report on Form 10-Q for the three months ended September 30, 1997 and of WALKER included in the financial statements of WALKER appearing elsewhere in this Report on Form 8-K, and has been prepared to reflect the acquisition of WALKER as if the acquisition had been consummated at September 30, 1997. The acquisitions of Lone Star and MVS were completed in the first quarter of 1997 and their balance sheets as of September 30, 1997 are included in that of the Company.

        The unaudited pro forma condensed consolidated statements of operations are based on the income statements of the Company, American, Lone Star and MVS (not presented separately herein) and WALKER appearing elsewhere in this Report on Form 8-K as if the acquisitions had occurred at the beginning of the period presented. Such unaudited pro forma condensed consolidated financial statements combine (i) the audited operating results for the Company for the year ended December 31, 1996 and the unaudited operating results for the nine months ended September 30, 1997 (ii) the audited operating results of MVS for the year ending December 31, 1996 and the unaudited results of operations for the two-months ended February 28, 1997; (iii) the audited operating results of Lone Star for the year ended December 31, 1996; (iv) the unaudited operating results of American for the period from January 1, 1996 through September 30, 1996; and (v) the audited operating results of WALKER for the year ended December 31, 1996 and the unaudited operating results for the nine months ended September 30, 1997. The results of operations for the one month ended January 31, 1997 for Lone Star and one month ended October 31, 1996 for American have not been presented based upon management's belief that such would not be significant to the pro forma statements of operations.

        The Company acquired WALKER effective November 1, 1997, MVS on March 1, 1997, Lone Star on February 1, 1997 and American on November 1, 1996 and the operating results subsequent to the date of acquisition are reflected in the Company's historical information for the periods presented.

        The pro forma financial information does not purport to be indicative either of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or future results of operations of the combined companies. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company included in its 1996 Annual Report on Form 10-K and in its Report on Form 10-Q for the quarter ended September 30, 1997, the financial statements of American filed with Form 8-K/A dated November 18, 1996, Lone Star filed with Form 8-K/A dated February 6, 1997, MVS filed with Form 8-K/A dated June 12, 1997 and WALKER included elsewhere in this Form 8-K.

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                         HISTORICAL                              PRO FORMA
                                                                   ------------------------           ------------------------------
                                                                                                    ADJUSTMENTS
                                                                     IHI             WALKER           (NOTE 1)              COMBINED
                                                                   -------           ------           --------              --------
                ASSETS
Current assets:
     Cash and equivalents ..............................           $   216           $  334           $    (30)(a)           $   520
     Accounts receivable-trade .........................            11,084              897                (57)(b)            11,924
     Inventories .......................................            12,556              426                                   12,982
     Advances to shareholders ..........................                92                                                        92
     Notes receivable, current portion .................               981                                                       981
     Other current assets ..............................             1,153               64                                    1,217
                                                                   -------           ------           --------               -------
           Total current assets ........................            26,082            1,721                (87)               27,716

Property and equipment, net ............................            18,918              370              3,630(c)             22,918
Notes receivable .......................................             1,214                                                     1,214
Other assets ...........................................               768                                  30(c)                798
Goodwill, net ..........................................            12,833                               1,112(d)             13,945
                                                                   -------           ------           --------               -------
           Total assets ................................           $59,815           $2,091           $  4,685               $66,591
                                                                   =======           ======           ========               =======

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                        HISTORICAL                            PRO FORMA
                                                               ---------------------------           ---------------------------
                                                                                                    ADJUSTMENTS
                                                                 IHI                WALKER           (NOTE 1)           COMBINED
                                                               -------              ------           --------           --------
  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable ...................................         $ 10,110             $               $   309 (e)         $ 10,419
     Accounts payable-trade ..........................            6,958                 141             (57)(b)            7,042
     Accrued expenses and other ......................            2,320                 413              90 (g)            2,823
     Current portion of long-term debt ...............            1,617                                 793 (e)            2,410
                                                               --------             -------         -------             --------
         Total current liabilities ...................           21,005                 554           1,135               22,694

Long-term debt, less current portion .................            6,045               1,000           7,207 (e)           11,132
                                                                                                     (1,000)(e)
                                                                                                     (2,120)(e)
Deferred compensation payable ........................              248                                                      248

Deferred income taxes payable ........................            2,648                                                    2,648

Common stock with put redemption  option .............            6,000                                                    6,000

Shareholders' equity
     Common stock ....................................               58                  63             (63)(f)               58
     Additional paid-in capital ......................           20,656                                                   20,656
     Retained earnings ...............................            3,155                 474            (474)(f)            3,155
                                                               --------             -------         -------             --------
           Total shareholders' equity ................           23,869                 537            (537)              23,869
                                                               --------             -------         -------             --------
Total liabilities and shareholders' equity $ .........         $ 59,815             $ 2,091         $ 4,685             $ 66,591
                                                               ========             =======         =======             ========

Note 1 - The pro forma balance sheet reflects the acquisition of WALKER for cash of $5 million, payment of $1 million note payable to shareholders by WALKER plus estimated transaction expenses. The allocation of purchase price is based on preliminary information and is subject to change based on the final determination of certain tax liabilities, differences between the estimated and actual costs of professional fees, completion of asset appraisals and adjustments to certain other accruals:

   a. Reflect use of cash to pay certain transaction expenses.

   b. Eliminate intercompany accounts.

   c. Adjust the assets and liabilities of WALKER to their estimated fair market values at the acquisition date.

   d. Record goodwill on the purchase of WALKER.

   e. Record the drawdown on the Company's demand note with Comerica Bank of Texas ("Comerica"), retire existing term note and term note payable to Heller Financial, Inc. ("Heller") and the repayment of $1,000,000 note payable assumed in the WALKER Acquisition and of $2,120,000 in existing term note payable to Comerica.

   f. Eliminate the shareholders equity of WALKER.

   g. Record accrued transaction costs.

                            INDUSTRIAL HOLDINGS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                                          PRO FORMA
                                                                           ---------------------------------------
                                                                          ACQUISITION ADJUSTMENTS
                                             HISTORICAL                         (NOTE 1)
                                  ----------------------------------       --------------------
                                     IHI         MVS         WALKER          MVS        WALKER           COMBINED
                                  --------    ---------     --------       -------     --------          ---------
Sales                              $59,642     $  1,762      $ 5,420                    $  (166)(a)      $  66,658
Cost of sales                       44,953        1,293        3,522                        135 (b)         49,737
                                                                                           (166)(a)

Gross profit                        14,689          469        1,898                       (135)            16,921
Selling, general and                10,438          152        1,308                       (250)(d)         11,712
  administrative
                                                                                17           47 (b)
                                  --------    ---------     --------       -------     --------           --------
Income from operations               4,251          317          590           (17)          68              5,209

Other income (expense):
   Interest expense                 (1,281)                      (34)                      (350)(e)         (1,665)
   Interest income                     130            3            4            (3)          (4)(f)            130
   Other income (expense)              273                         2                                           275
                                  --------    ---------     --------       -------     --------           --------
    Total other income (expense)      (878)           3          (28)           (3)        (354)            (1,260)
                                  --------    ---------     --------       -------     --------           --------
Income before income taxes           3,373          320          562           (20)        (286)             3,949

Income tax expense                   1,363           82                         (5)          95 (g)          1,535
                                  --------    ---------     --------       -------     --------           --------
Net income                        $  2,010    $     238     $    562       $   (15)    $   (381)          $  2,414
                                  ========    =========     ========       =======     ========           ========
Earnings per share (h)            $    .30                                                                $    .35
                                  ========                                                                ========

                            INDUSTRIAL HOLDINGS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (000'S OMITTED)

                                                                                                    PRO FORMA
                                                                                ---------------------------------------------------
                                                                                    ACQUISITION ADJUSTMENTS
                                           HISTORICAL                                       (NOTE 3)
                         ------------------------------------------------       ------------------------------------
                           IHI        MVS    LONE STAR  AMERICAN   WALKER        MVS   LONE STAR  AMERICAN    WALKER      COMBINED
                         -------    ------    -------   --------    -----       -----    ------   ------      ------      ---------
Sales                    $51,423   $ 6,374  $  15,474   $  6,786  $ 6,452                                     $(275)(a)   $  86,234
Cost of sales             40,849     4,366      9,498      5,118    4,422              $     26   $  (34)       179 (b)      66,312
                                                                                          2,163                     (c)
                                                                                                               (275)(a)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Gross profit              10,574     2,008      5,976      1,668    2,030                (2,189)      34       (179)         19,922

Selling, general and       8,002       843      5,587      1,164    1,520                  (392)    (329)      (246)(d)      14,542
  administrative                                                                         (2,163)                    (c)
                                                                                $ 205       161      127         63 (b)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Income from operations     2,572     1,165        389        504      510        (205)      205      236          4           5,380

Other income (expense):
Interest expense          (1,336)                (114)                (21)                 (182)    (558)      (482)(e)      (2,693)
Interest income              160         7                    71        9          (7)               (71)        (9)(f)         160
Other income (expense)       139         8          1         26       11                                                       185
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Total other income
  (expense)               (1,037)       15       (113)        97       (1)         (7)     (182)    (629)      (491)         (2,348)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Income before income
  taxes                    1,535     1,180        276        601      509        (212)       22     (393)      (487)          3,032

Income tax expense           408       439         90        240       --         (12)        7     (157)         8 (g)       1,023
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Net income               $ 1,127    $  741    $   186   $    361    $ 509       $(200)   $   16   $ (236)     $(495)       $  2,009
                         =======    ======    =======   ========    =======     ======   ======   =======     ======       ========
Earnings per share (h)   $   .26                                                                                           $    .39
                         =======                                                                                           ========

Note 3 - The above statements give effect to the following pro forma adjustments necessary to reflect the acquisition and the issuance of debt related to the acquisition of WALKER outlined in Note 1 to the pro forma balance sheet:

   a. Eliminate intercompany sales.

   b. Adjust depreciation and amortization expense for changes resulting from
      (i) the increase in acquired property, plant and equipment as a result of the allocation of the purchase price and depreciation of the fair market value of the acquired property, plant and equipment over their remaining useful lives of 3 to 30 years and (ii) amortization of acquired goodwill over 20 years.

   c. Reclassify amounts from selling general and administrative expenses to cost of sales to be consistent with the classification used by the Company.

   d. Reduce cost of sales and selling, general and administrative expenses for contractual reductions as part of the acquisition in executive payrolls, elimination of directors fees, reduction in executive benefits and elimination of expenses related to Florida entertainment facility eliminated as part of the American acquisition.

   e. Adjust interest expense (i) for Lone Star on $1,700,000 of 8.25% term debt, $1,400,000 demand note and 8% $500,000 term note payable to seller;
      (ii) for American on $1,800,000 of 8.25% term debt, $3,712,000 demand note and 12% $3,500,000 bridge note; and (iii) for Walker on $309,000 demand note, $5,880,000 8.1% term note.

   f. Eliminate interest income.

   g. Adjust income taxes as a result of the changes in the pro forma pretax earnings of the acquired subsidiaries.

   h. Increase in earnings per share as a result of pro forma earnings of the acquired subsidiaries and increase in weighted average of common stock equivalents (i) for MVS for the effect of 600,000 shares of IHI common stock issued to the selling shareholders (ii) for Lone Star for the effect of 84,211 shares of IHI common stock issued to selling shareholder, and
      (iii) for American for the effect of 540,000 warrants.